Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 14% Earnings Increase for the First Nine Months

Winchester, Virginia October 12, 2005

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $5.2 million for the first nine months of 2005, an increase of 14.0% or $634 thousand over the net income for the corresponding period of 2004.  Diluted earnings per share were $1.02, an increase of 13.3% from the $0.90 per share for the same period of 2004.  The return on equity was 14.72% and the return on assets was 1.12%.  In comparison, the first nine months of 2004 generated a return on equity and assets of 14.72% and 1.18%, respectively.

For the third quarter of 2005, the return on equity was 14.09% and the return on assets was 1.06% as compared to a return on equity of 15.98% and a return on assets of 1.22% for the third quarter of 2004.  Net income for the third quarter of 2005 was $1.7 million, an increase of 1.4% or $24 thousand over the net income for the same period of 2004.

Total assets for the company as of September 30, 2005 were $665.4 million, a gain of $105.7 million or 18.9% over the first nine months of 2004.  Net loans outstanding grew by $87.7 million or 18.6% and accounted for the majority of the asset growth.  The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans.  The increase in loans was funded by the net of a $95.3 million increase in deposits and a $5.0 million decrease in borrowed money.  Fed funds sold increased $8.3 million or 48.6%.  Other income remained virtually unchanged at $3.4 million, while other expenses increased $2.7 million or 22.0% due to personnel expenses and equipment needed to service an expanding customer base and the opening of the third bank in the holding company, Premier Bank, which opened on July 18, 2005.

Premier Community Bankshares is a growing multi-bank holding company that operates 17 offices in the Shenandoah Valley region located in the northwestern part of Virginia, and two offices in the eastern panhandle of West Virginia.  The corporation’s three subsidiary banks of Rockingham Heritage Bank, The Marathon Bank and Premier Bank serve an increasingly diversified market with a rapidly growing population.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

Balance Sheet	September 30,
Assets:	2005	2004	% Change
Cash & Due From Banks	$23,674	$24,461	-3.2%

Interest Bearing Due From Banks	867	126	588.1%

Fed Funds Sold	25,421	17,105	48.6%

Securities-HTM	7,342	7,705	-4.7%

Securities-AFS	20,544	17,902	14.8%

Loans	564,585	476,451	18.5%

Allowance for Loan Losses	(5,403)	(4,957)	9.0%

Bank Premises & Equip.	15,704	12,215	28.6%

Other Assets	12,652	8,703	45.4%

Total Assets	$665,386	$559,711	18.9%

Liabilities:
Noninterest Bearing Deposits	$97,069	$77,382	25.4%

Interest Bearing Deposits	468,000	392,386	19.3%

Total Deposits	$565,069	$469,768	20.3%

Other Borrowed Money	25,668	30,674	-16.3%

Other Liabilities	3,503	2,519	39.1%

Trust Preferred Capital Notes	21,651	13,403	61.5%

Total Liabilities	$615,891	$516,364	19.3%

Shareholders’ Equity
Common Stock	$4,948	$4,902	0.9%

Capital Surplus	19,670	19,391	1.4%
Retained Earnings	24,872	18,928	31.4%

Accumulated Other Comp Income(loss)	5	126	-96.0%

Total Shareholders’ Equity	$49,495	$43,347	14.2%

Total Liabilities and Shareholders’ Equity	$665,386	$559,711	18.9%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Nine Months Ending
	September 30,
	2005	2004	% Change

Income Statement

Interest Income	$29,121	$22,870	27.3%

Interest Expense	9,361	6,508	43.8%

Net Interest Income	19,760	16,362	20.8%

Provision for Loan Losses	572	920	-37.8%

Net Interest Income After Provision for Loans Losses
	19,188	15,442	24.3%

Other Income	3,372	3,382	-0.3%

Other Expenses	14,878	12,196	22.0%

Income Before Taxes	7,682	6,628	15.9%

Income Taxes	2,520	2,100	20.0%

Net Income	$5,162	$4,528	14.0%

Results of Operation

Book Value Per Share	$10.00	$8.84	13.1%

Earnings Per Share-Basic	$1.05	$0.93	12.9%

Earnings Per Share-Assuming Dilution	$1.02	$0.90	13.3%

Return on Average Assets	1.12%	1.18%	-5.1%

Return on Average Equity	14.72%	14.72%	0.0%

Allowance for Loan Losses to Loans	0.96%	1.04%	-7.7%

Common Shares Outstanding, (Thousands)	4,948	4,902	0.9%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	September 30,
	2005	2004	% Change

Income Statement

Interest Income	$10,476	$8,226	27.4%

Interest Expense	3,502	2,361	48.3%

Net Interest Income	6,974	5,865	18.9%

Provision for Loan Losses	245	175	40.0%

Net Interest Income After Provision for Loans Losses
	6,729	5,690	18.3%

Other Income	1,185	1,175	0.9%

Other Expenses	5,355	4,368	22.6%

Income Before Taxes	2,559	2,497	2.5%

Income Taxes	831	793	4.8%

Net Income	$1,728	$1,704	1.4%

Results of Operation

Earnings Per Share-Basic	$0.35	$0.35	0.0%

Earnings Per Share-Assuming Dilution	$0.34	$0.34	0.0%

Return on Average Assets	1.06%	1.22%	-13.1%

Return on Average Equity	14.09%	15.98%	-11.8%